Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-117857, No. 333-58642, No. 333-51425, and No. 333-44307 on Form S-8 for Pacific Premier Bancorp, Inc. and Subsidiaries, of our report dated March 30, 2011 with respect to the consolidated statement of financial condition of Pacific Premier Bancorp, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. for the year ended December 31, 2010.

/s/Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
March 30, 2011